EXHIBIT 10.4

OPEN-END MORTGAGE AND SECURITY AGREEMENT

ENVIRONMENTAL TECTONICS CORPORATION

Mortgagor

AND

PNC BANK, NATIONAL ASSOCIATION,

Mortgagee

Return to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Attention: Sandra Wintner

OPEN-END MORTGAGE AND SECURITY AGREEMENT

(This Mortgage Secures Future Advances)

THIS OPEN-END MORTGAGE AND SECURITY AGREEMENT (this “Mortgage”) is executed as of September 27, 2012 but effective as of September 28, 2012, by ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation (the “Mortgagor”), with an address at 125 James Way, Southampton, Pennsylvania 18966, in favor of PNC BANK, NATIONAL ASSOCIATION (the “Mortgagee”), with an address at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312.

WHEREAS, the Mortgagor is the owner of a certain tract or parcel of land described in Exhibit A attached hereto and made a part hereof, together with the improvements now or hereafter erected thereon; and

WHEREAS, pursuant to the terms of that certain Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented or replaced from time to time, the “Loan Agreement”), between the Mortgagor and the Mortgagee, the Mortgagor has borrowed from Mortgagee a revolving line of credit in an amount not to exceed Fifteen Million Dollars ($15,000,000) (the “Line of Credit”) and a term loan in the original principal amount of Fifteen Million Dollars ($15,000,000) (the “Term Loan” and collectively with the Line of Credit, the “Loans”), which Loans are evidenced by those certain notes by the Mortgagor in favor of the Mortgagee dated as of the date hereof (as the same may be amended, supplemented or replaced from time to time, collectively, the “Notes”); and

WHEREAS, on or about the date hereof, the Mortgagor and the Mortgagee are entering into a “Transaction” pursuant to and as defined in that certain ISDA Master Agreement between the Mortgagor and the Mortgagee dated as of August 6, 2007 (the “Master Agreement”)  (the obligations of the Mortgagor  under the Master Agreement, as supplemented by the Transaction and from time to time after the date hereof by one or more additional Transactions under the Master Agreement, being herein called the “Hedge Obligations”);

NOW, THEREFORE, for the purpose of securing the payment and performance of the following obligations (collectively called the “Obligations”):

(A)  the Loans, the Notes, the Hedge Obligations and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Mortgagor to the Mortgagee or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Mortgagee to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Mortgagee’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements and any amendments, extensions, renewals or increases of or to any of the foregoing, and all costs and expenses of the Mortgagee incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

(B)  Any sums advanced by the Mortgagee or which may otherwise become due pursuant to the provisions of the Loan Agreement, the Notes or this Mortgage or pursuant to any other document or instrument at any time delivered to the Mortgagee to evidence or secure any of the Obligations or which otherwise relate to any of the Obligations (as the same may be amended, supplemented or replaced from time to time, the “Loan Documents”).

The Mortgagor, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, does hereby give, grant, bargain, sell, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm unto the Mortgagee and does agree that the Mortgagee shall have a security interest in the following described property, all accessions and additions thereto, all substitutions therefor and replacements and proceeds thereof, and all reversions and remainders of such property now owned or held or hereafter acquired (the “Property”), to wit:

(a)  All of the Mortgagor’s estate in the premises described in Exhibit A, together with all of the easements, rights of way, privileges, liberties, hereditaments, gores, streets, alleys, passages, ways, waters, watercourses, rights and appurtenances thereunto belonging or appertaining, and all of the Mortgagor’s estate, right, title, interest, claim and demand therein and in the public streets and ways adjacent thereto, either in law or in equity (the “Land”);

(b)  All the buildings, structures and improvements of every kind and description now or hereafter erected or placed on the Land, and all facilities, fixtures, machinery, apparatus, appliances, installations, machinery and equipment, including all building materials to be incorporated into such buildings, all electrical equipment necessary for the operation of such buildings and heating, air conditioning and plumbing equipment now or hereafter attached to, located in or used in connection with those buildings, structures or other improvements (the “Improvements”);

(c)  All rents, income, issues and profits arising or issuing from the Land and the Improvements and advantages and claims against guarantors of any Leases (defined below) (the “Rents”) including the Rents arising or issuing from all leases and subleases or any other use or occupancy agreement now or hereafter entered into covering all or any part of the Land and Improvements (the “Leases”), all of which Leases and Rents are hereby assigned to the Mortgagee by the Mortgagor.  The foregoing assignment shall include all cash or securities deposited under Leases to secure performance of lessees of their obligations thereunder, whether such cash or securities are to be held until the expiration of the terms of such leases or applied to one or more installments of rent coming due prior to the expiration of such terms.  The foregoing assignment extends to Rents arising both before and after the commencement by or against the Mortgagor of any case or proceeding under any Federal or State bankruptcy, insolvency or similar law, and is intended as an absolute assignment and not merely the granting of a security interest.  The Mortgagor, however, shall have a license to collect, retain and use the Rents so long as no Event of Default shall have occurred and be continuing or shall exist.  The Mortgagor will execute and deliver to the Mortgagee, on demand, such additional assignments and instruments as the Mortgagee may require to implement, confirm, maintain and continue the assignment of Rents hereunder;

(d)  All proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims;

(e)  And without limiting any of the other provisions of this Mortgage, the Mortgagor, as debtor, expressly grants unto the Mortgagee, as secured party, a security interest in all those portions of the Property (including without limitation fixtures) which may be subject to the Uniform Commercial Code provisions applicable to secured transactions under the laws of the state in which the Property is located (the “UCC”), and the Mortgagor will execute and deliver to the Mortgagee on demand such financing statements and other instruments as the Mortgagee may require in order to perfect and maintain such security interest under the UCC on the aforesaid collateral.

To have and to hold the same unto the Mortgagee, its successors and assigns, forever.

Provided, however, that if the Mortgagor shall pay to the Mortgagee the Obligations, and if the Mortgagor shall keep and perform each of its other covenants, conditions and agreements set forth herein and in the other Loan Documents, then, upon the termination of all obligations, duties and commitments of the Mortgagor under the Obligations and this Mortgage, and subject to the provisions of the paragraph entitled “Survival; Successors and Assigns”, the estate hereby granted and conveyed shall become null and void.

This Mortgage is an “Open-End Mortgage” as set forth in 42 Pa. C.S.A. § 8143 and secures obligations up to a maximum principal amount of indebtedness outstanding at any time equal to double the face amount of the Notes, plus accrued and unpaid interest, including advances for the payment of taxes and municipal assessments, maintenance charges, insurance premiums, costs incurred for the protection of the Property or the lien of this Mortgage, expenses incurred by the Mortgagee by reason of a default or Event of Default (as hereinafter defined) by the Mortgagor under this Mortgage and advances for construction, alteration or renovation on the Property or for any other purpose, together with all other sums due hereunder or secured hereby.  All notices to be given to the Mortgagee pursuant to 42 Pa. C.S.A. § 8143 shall be given as set forth in Section 18.

1.             Representations and Warranties.  The Mortgagor represents and warrants to the Mortgagee that (i) the Mortgagor has good and marketable title to an estate in fee simple absolute in the Land and Improvements and has all right, title and interest in all other property constituting a part of the Property, in each case free and clear of all liens and encumbrances, except as may otherwise be set forth on Exhibit B hereto and (ii) its name, type of organization, jurisdiction of organization and chief executive office are true and complete as set forth in the heading of this Mortgage.  This Mortgage is a valid and enforceable first lien on the Property (except as set forth on Exhibit B) and the Mortgagee shall, subject to the Mortgagor’s right of possession prior to an Event of Default, quietly enjoy and possess the Property.  The Mortgagor shall preserve such title as it warrants herein and the validity and priority of the lien hereof and shall, until all of the Obligations shall have been fully paid and this Mortgage satisfied, warrant and defend the same to the Mortgagee against the claims of all persons.

2.             Affirmative Covenants.  Until all of the Obligations shall have been fully paid, satisfied and discharged the Mortgagor shall:

(a)  Payment and Performance of Obligations.  Pay or cause to be paid and perform all Obligations when due as provided in the Loan Documents.

(b)  Legal Requirements.  Promptly comply with and conform in all material respects to all present and future laws, statutes, codes, ordinances, orders and regulations and all covenants, restrictions and conditions which may be applicable to the Mortgagor or to any of the Property (the “Legal Requirements”).

(c)   Impositions.  Before interest or penalties are due thereon and otherwise when due, the Mortgagor shall pay all taxes of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Property, all general and special assessments (including any condominium or planned unit development assessments, if any), levies, permits, inspection and license fees, all water and sewer rents and charges, and all other charges and liens, whether of a like or different nature, imposed upon or assessed against the Mortgagor or any of the Property (the “Impositions”) unless the amount thereof is being contested in good faith by the Mortgagor by appropriate proceedings with adequate reserves made for the payment thereof.  Within thirty (30) days after the payment of any Imposition if requested by Mortgagee, the Mortgagor shall deliver to the Mortgagee written evidence reasonably acceptable to the Mortgagee of such payment.  The Mortgagor’s obligations to pay the Impositions shall survive the Mortgagee’s taking title to (and possession of) the Property through foreclosure, deed-in-lieu or otherwise, as well as the termination of the Mortgage including, without limitation, by merger into a deed.

(d)  Maintenance of Security.  Use, and permit others to use, the Property only for its present use or such other uses as are permitted by applicable Legal Requirements and approved in writing by the Mortgagee.  The Mortgagor shall keep the Property in good condition and order and will make or cause to be made, as and when necessary, all repairs, renewals, and replacements, structural and nonstructural, exterior and interior, foreseen and unforeseen, ordinary and extraordinary, provided, however, that no structural repairs, renewals or replacements in excess of $100,000 shall be made without the Mortgagee’s prior written consent.  The Mortgagor shall not remove, demolish or alter any material portion of the Property or any of the Property in a manner that materially adversely affects the same, nor commit or suffer waste with respect thereto, nor permit the Property to become deserted or abandoned.  The Mortgagor covenants and agrees not to take or permit any action with respect to the Property which will in any manner impair the security of this Mortgage.

3.             Leases.  Except as permitted by the Loan Documents, the Mortgagor shall not (a) execute an assignment or pledge of the Rents or the Leases other than in favor of the Mortgagee; (b) accept any prepayment of an installment of any Rents more than 90 days prior to the due date of such installment; or (c) enter into or amend any of the terms of any of the Leases without the Mortgagee’s prior written consent.  Any or all leases or subleases of all or any part of the Property shall be subject in all respects to the Mortgagee’s prior written consent, shall be subordinated to this Mortgage and to the Mortgagee’s rights and, together with any and all rents, issues or profits relating thereto, shall be assigned at the time of execution to the Mortgagee as additional collateral security for the Obligations, all in such form, substance and detail as is satisfactory to the Mortgagee in its sole discretion.

4.             Due on Sale Clause.  The Mortgagor shall not sell, convey or otherwise transfer any interest in the Property (whether voluntarily or by operation of law), or agree to do so, without the Mortgagee’s prior written consent, including (a) any sale, conveyance, encumbrance, assignment, or other transfer of (including installment land sale contracts), or the grant of a security interest in, all or any part of the legal or equitable title to the Property, except as otherwise permitted hereunder; (b) any lease of all or any portion of the Property; or (c) any sale, conveyance, encumbrance, assignment, or other transfer of, or the grant of a security interest in, any share of stock of the Mortgagor, except as otherwise permitted by the Loan Documents.  Any default under this Section shall cause an immediate acceleration of the Obligations without any demand by the Mortgagee.

5.             Insurance.  The Mortgagor shall keep the Improvements continuously insured, in an amount not less than the cost to replace the Improvements or an amount not less than eighty percent (80%) of the full insurable value of the Property, whichever is greater, against loss or damage by fire, with extended coverage and against other hazards as the Mortgagee may from time to time require.  With respect to any property under construction or reconstruction, the Mortgagor shall maintain builder’s risk insurance.  The Mortgagor shall also maintain comprehensive general public liability insurance, in an amount of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate per location, and worker’s compensation insurance.  All property and builder’s risk insurance shall include protection for continuation of income for a period of six (6) months, in the event of any damage caused by the perils referred to above.  All policies, including policies for any amounts carried in excess of the required minimum and policies not specifically required by the Mortgagee, shall be with an insurance company or companies satisfactory to the Mortgagee, shall be in form satisfactory to the Mortgagee, shall meet all coinsurance requirements of the Mortgagee, shall be maintained in full force and effect, with premiums satisfied, as collateral security for payment of the Obligations, shall be, for property insurance policies, endorsed with a standard mortgagee clause in favor of the Mortgagee and shall provide for at least thirty (30) days notice of cancellation to the Mortgagee.  Such insurance shall also name the Mortgagee as an additional insured under the comprehensive general public liability policy.  If the Property is located in an area which has been identified by any governmental agency, authority or body as a flood hazard area or the like, then the Mortgagor shall maintain a flood insurance policy covering the Improvements in an amount not less than the replacement cost of the Property or the maximum limit of coverage available under the federal program, whichever amount is less.

6.             Rights of Mortgagee to Insurance Proceeds.  In the event of loss with respect to the Property, the Mortgagee shall have the exclusive right to adjust, collect and compromise all Material Insurance Claims (as defined below), and the Mortgagor shall not adjust, collect or compromise any Material Insurance Claims under said policies without the Mortgagee’s prior written consent.  Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to the Mortgagee instead of to the Mortgagor and the Mortgagee jointly, and the Mortgagor appoints the Mortgagee as the Mortgagor’s attorney-in-fact to endorse any draft therefor.  All Material Insurance Claims proceeds may, at the Mortgagee’s sole option, be applied to all or any part of the Obligations and in any order (notwithstanding that such Obligations may not then otherwise be due and payable) or to the repair and restoration of any of the Property under such terms and conditions as the Mortgagee may impose, provided that, if at the time of receipt of any such proceeds, no Event of Default has occurred and is continuing, such proceeds shall be released to Mortgagor to pay the costs of the repair and restoration of the Property under terms and conditions satisfactory to the Mortgagee. For purposes of this paragraph 6, the term “Material Insurance Claim” means any insurance claim which relates to the Property and which is in an amount in excess of $500,000.

7.             Installments for Insurance, Taxes and Other Charges.  Upon the Mortgagee’s request at any time following the occurrence of an Event of Default, the Mortgagor shall pay to the Mortgagee monthly, an amount equal to one-twelfth (1/12) of the annual premiums for the insurance policies referred to hereinabove and the annual Impositions and any other item which at any time may be or become a lien upon the Property (the “Escrow Charges”).  The amounts so paid shall be used in payment of the Escrow Charges.  No amount so paid to the Mortgagee shall be deemed to be trust funds, nor shall any sums paid bear interest.  The Mortgagee shall have no obligation to pay any insurance premium or Imposition if at any time the funds being held by the Mortgagee for such premium or Imposition are insufficient to make such payments.  If, at any time, the funds being held by the Mortgagee for any insurance premium or Imposition are exhausted, or if the Mortgagee determines, in its sole discretion, that such funds will be insufficient to pay in full any insurance premium or Imposition when due, the Mortgagor shall promptly pay to the Mortgagee, upon demand, an amount which the Mortgagee shall estimate as sufficient to make up the deficiency.  The Mortgagor hereby grants to the Mortgagee a lien upon and security interest in such amounts for such purpose.

8.            Condemnation.  The Mortgagor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation or taking by eminent domain of any of the Property, shall notify the Mortgagee of the pendency of such proceedings.  The Mortgagee may participate in any such proceedings and the Mortgagor shall deliver to the Mortgagee all instruments requested by it to permit such participation.  Any award or compensation in excess of $500,000 for property taken or for damage to property not taken, whether as a result of such proceedings or in lieu thereof, is hereby assigned to and shall be received and collected directly by the Mortgagee, and any such award or compensation shall be applied, at the Mortgagee’s option, to any part of the Obligations and in any order (notwithstanding that any of such Obligations may not then be due and payable) or to the repair and restoration of any of the Property under such terms and conditions as the Mortgagee may impose.

9.             Environmental Matters.  (a) For purposes of this Section 9, the term “Environmental Laws” shall mean all federal, state and local laws, regulations and orders, whether now or in the future enacted or issued, pertaining to the protection of land, water, air, health, safety or the environment.  The term “Regulated Substances” shall mean all substances regulated by Environmental Laws, or which are known or considered to be harmful to the health or safety of persons, or the presence of which may require investigation, notification or remediation under the Environmental Laws.  The term “Contamination” shall mean the discharge, release, emission, disposal or escape of any Regulated Substances into the environment other than as permitted under applicable Environmental Laws.

(b)  The Mortgagor represents and warrants (i) that no material Contamination is present at, on or under the Property and that no material Contamination is being or, to the best of the Mortgagor’s knowledge, has been emitted onto any surrounding property, in each case  other than as permitted under applicable Environmental Laws; (ii) all operations and activities on the Property have been and are being conducted in material compliance with all Environmental Laws, and the Mortgagor has all material permits and licenses required under the Environmental Laws; (iii) no underground or aboveground storage tanks are or have been located on or under the Property; and (iv) no legal or administrative proceeding is pending or, to the best of the Mortgagor’s knowledge, threatened relating to any environmental condition, operation or activity on the Property regulated under any applicable Environmental Laws, or any violation or alleged violation of Environmental Laws.  These representations and warranties shall be true as of the date hereof, and shall be deemed to be continuing representations and warranties which must remain true, correct and accurate during the entire duration of the term of this Mortgage.

(c)  The Mortgagor shall ensure, at its sole cost and expense, that the Property and the conduct of all operations and activities thereon comply and continue to comply in all material respects with all Environmental Laws.  The Mortgagor shall notify the Mortgagee promptly and in reasonable detail in the event that the Mortgagor becomes aware of any violation of any Environmental Laws, the presence or release of any Contamination with respect to the Property, or any governmental or third party claims under applicable Environmental Laws relating to the environmental condition of the Property or the conduct of operations or activities thereon.  The Mortgagor also agrees not to permit or allow the presence of Regulated Substances on any part of the Property, except (i) to the extent such Regulated Substances are used without violating in any material respect any Environmental Laws; and (ii) for those Regulated Substances which are naturally occurring on the Property.  The Mortgagor agrees not to cause, allow or permit the presence of any material Contamination on the Property.

(d)  The Mortgagee shall not be liable for, and the Mortgagor shall indemnify, defend and hold the Mortgagee and the Indemnified Parties (as hereinafter defined) and all of their respective successors and assigns harmless from and against all losses, costs, liabilities, damages, fines, claims, penalties and expenses (including reasonable attorneys’, consultants’ and contractors’ fees, costs incurred in the investigation, defense and settlement of claims, as well as costs incurred in connection with the investigation, remediation or monitoring of any Regulated Substances or Contamination) that the Mortgagee or any Indemnified Party may suffer or incur (including as holder of the Mortgage, as mortgagee in possession or as successor in interest to the Mortgagor as owner of the Property by virtue of a foreclosure or acceptance of a deed in lieu of foreclosure) as a result of or in connection with (i) any Environmental Laws (including the assertion that any lien existing or arising pursuant to any Environmental Laws takes priority over the lien of the Mortgage); (ii) the breach of any representation, warranty, covenant or undertaking by the Mortgagor in this Section 9; (iii) the presence on or the migration of any Contamination or Regulated Substances on, under or through the Property; or (iv) any litigation or claim by the government or by any third party in connection with the environmental condition of the Property or the presence or migration of any Regulated Substances or Contamination on, under, to or from the Property.

(e)  Upon the Mortgagee’s request, the Mortgagor shall execute and deliver an Environmental Indemnity Agreement reasonably satisfactory in form and substance to the Mortgagee, to more fully reflect the Mortgagor’s representations, warranties, covenants and indemnities as set forth above with respect to the Environmental Laws.

10.           Inspection of Property.  The Mortgagee shall have the right to enter the Property at any reasonable hour for the purpose of inspecting the order, condition and repair of the buildings and improvements erected thereon, as well as the conduct of operations and activities on the Property.  The Mortgagee may enter the Property (and cause the Mortgagee’s employees, agents and consultants to enter the Property), upon reasonable prior written notice to the Mortgagor, to conduct any and all environmental testing deemed appropriate by the Mortgagee in its sole but reasonable discretion; provided that such testing shall not interfere with Mortgagor’s operations .  The environmental testing shall be accomplished by whatever means the Mortgagee may deem appropriate, including the taking of soil samples and the installation of ground water monitoring wells or other intrusive environmental tests.  The Mortgagor shall provide the Mortgagee (and the Mortgagee’s employees, agents and consultants) reasonable rights of access to the Property as well as such information about the Property and the past or present conduct of operations and activities thereon as the Mortgagee may reasonably request.

11.           Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:  (a) any Event of Default (as such term is defined in any of the Obligations); (b) any default under any of the Obligations that does not have a defined set of “Events of Default” and the lapse of any notice or cure period provided in such Obligations with respect to such defaults; (c) the failure by the Mortgagor to perform its obligations set forth in Section 2(a) hereof; (d) the failure by the Mortgagor to perform any of its other obligations under this Mortgage or under any Environmental Indemnity Agreement executed and delivered pursuant to Section 9(e) for a period of fifteen (15) days or more; (e)  any written warranty, representation or statement made or furnished by the Mortgagor to the Mortgagee in connection with this Mortgage  shall be false, incorrect or incomplete in any material respect when made; (f) an uninsured material loss, theft, damage, or destruction to any of the Property, (g) the entry of a final, non-appealable judgment or judgments, that individually or in the aggregate exceed $100,000, against the Mortgagor and the failure of the Mortgagor to discharge the judgment within thirty (30) days of the entry thereof; (h) the entry of any lien (other than a Permitted Encumberance) against or the making of any levy, seizure or attachment of or on the Property; (i) the failure of the Mortgagee to have a mortgage lien on the Property with the priority required under Section 1; (j) any evidence received by the Mortgagee that the Mortgagor has directly or indirectly been engaged in any type of activity which, in the Mortgagee’s discretion, would reasonably be expected to result in the forfeiture of any property of the Mortgagor to any governmental entity, federal, state or local; (k) foreclosure proceedings are instituted against the Property upon any other lien or claim, whether alleged to be superior or junior to the lien of this Mortgage; (l) the failure by the Mortgagor to pay any Impositions as required under Section 2(c), or to maintain in full force and effect any insurance required under Section 5; or (m) the Mortgagor or any other obligor or guarantor of any of the Obligations, shall at any time deliver or cause to be delivered to the Mortgagee a notice pursuant to 42 Pa. C.S.A. § 8143 electing to limit the indebtedness secured by this Mortgage.

12.           Rights and Remedies of Mortgagee.  If an Event of Default occurs, the Mortgagee may, at its option and without demand, notice or delay, do one or more of the following:

(a)  The Mortgagee may declare the entire unpaid principal balance of the Obligations, together with all interest thereon, to be due and payable immediately.

(b)  The Mortgagee may (i) institute and maintain an action of mortgage foreclosure against the Property and the interests of the Mortgagor therein, (ii) institute and maintain an action on any instruments evidencing the Obligations or any portion thereof, and (iii) take such other action at law or in equity for the enforcement of any of the Loan Documents as the law may allow, and in each such action the Mortgagee shall be entitled to all costs of suit and attorneys fees.

(c)  The Mortgagee may, in its sole and absolute discretion: (i) collect any or all of the Rents, including any Rents past due and unpaid, (ii) perform any obligation or exercise any right or remedy of the Mortgagor under any Lease, or (iii) enforce any obligation of any tenant of any of the Property.  The Mortgagee may exercise any right under this subsection (c), whether or not the Mortgagee shall have entered into possession of any of the Property, and nothing herein contained shall be construed as constituting the Mortgagee a “mortgagee in possession”, unless the Mortgagee shall have entered into and shall continue to be in actual possession of the Property.  The Mortgagor hereby authorizes and directs each and every present and future tenant of any of the Property to pay all Rents directly to the Mortgagee and to perform all other obligations of that tenant for the direct benefit of the Mortgagee, as if the Mortgagee were the landlord under the Lease with that tenant, immediately upon receipt of a demand by the Mortgagee to make such payment or perform such obligations.  The Mortgagor hereby waives any right, claim or demand it may now or hereafter have against any such tenant by reason of such payment of Rents or performance of obligations to the Mortgagee, and any such payment or performance to the Mortgagee shall discharge the obligations of the tenant to make such payment or performance to the Mortgagor.

(d)  The Mortgagee shall have the right, in connection with the exercise of its remedies hereunder, to the appointment of a receiver to take possession and control of the Property or to collect the Rents, without notice and without regard to the adequacy of the Property to secure the Obligations.  A receiver while in possession of the Property shall have the right to make repairs and to make improvements necessary or advisable in its or his opinion to preserve the Property, or to make and keep it rentable to the best advantage, and the Mortgagee may advance moneys to a receiver for such purposes.  Any moneys so expended or advanced by the Mortgagee or by a receiver shall be added to and become a part of the Obligations secured by this Mortgage.

13.           Application of Proceeds.  The Mortgagee shall apply the proceeds of any foreclosure sale of, or other disposition or realization upon, or Rents or profits from, the Property to satisfy the Obligations in such order of application as the Mortgagee shall determine in its exclusive discretion.

14.           Reserved.

15.           Mortgagee’s Right to Protect Security.  The Mortgagee is hereby authorized to do any one or more of the following, irrespective of whether an Event of Default has occurred: (a) appear in and defend any action or proceeding purporting to affect the security hereof or the Mortgagee’s rights or powers hereunder if the Mortgagor fails to so defend such action or proceeding to the satisfaction of the Mortgagee; (b) purchase such insurance policies covering the Property as it may elect if the Mortgagor fails to maintain the insurance coverage required hereunder; and (c) take such action as the Mortgagee may determine to pay, perform or comply with any Impositions or Legal Requirements, to cure any Events of Default and to protect its security in the Property.

16.           Appointment of Mortgagee as Attorney-in-Fact.  The Mortgagee, or any of its officers, is hereby irrevocably appointed attorney-in-fact for the Mortgagor (without requiring any of them to act as such), such appointment being coupled with an interest, to do any or all of the following:  (a) collect the Rents after the occurrence of an Event of Default; (b) settle for, collect and receive any awards payable under Section 8 from the authorities making the same; and (c) execute, deliver and file, at Mortgagor’s sole cost and expense such financing, continuation or amendment statements and other instruments as the Mortgagee may require in order to perfect, protect and maintain its security interest under the Uniform Commercial Code on any portion of the Property.

17.           Certain Waivers.  The Mortgagor hereby waives and releases all benefit that might accrue to the Mortgagor by virtue of any present or future law exempting the Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any stay of execution, exemption from civil process or extension of time for payment or any rights of marshalling in the event of any sale hereunder of the Property, and, unless specifically required herein, all notices of the Mortgagor’s default or of the Mortgagee’s election to exercise, or the Mortgagee’s actual exercise of any option under this Mortgage or any other Loan Document.

18.           Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt by the Mortgagor or the Mortgagee.  Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to a party’s address set forth above or to such other address as the Mortgagor or the Mortgagee may give to the other in writing for such purpose.

19.           Further Acts.  The Mortgagor will, at the cost of the Mortgagor, and without expense to the Mortgagee, do, execute, acknowledge and deliver all further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as the Mortgagee shall, from time to time, reasonably require for the better assuring, conveying, assigning, transferring or confirming unto the Mortgagee the property and rights hereby mortgaged, or which Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intent of or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage.  The Mortgagor grants to the Mortgagee an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to the Mortgagee under the Notes, this Mortgage, the other Loan Documents, at law or in equity, including, without limitation, the rights and remedies described in this paragraph.

20.           Changes in the Laws Regarding Taxation.  If any law is enacted or adopted or amended after the date of this Mortgage which deducts the Obligations from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Mortgagor or the Mortgagee’s interest in the Property, the Mortgagor will pay such tax, with interest and penalties thereon, if any.  If the Mortgagee determines that the payment of such tax or interest and penalties by the Mortgagor would be unlawful or taxable to the Mortgagee or unenforceable or provide the basis for a defense of usury, then the Mortgagee shall have the option, by written notice of not less than ninety (90) days, to declare the entire Obligations immediately due and payable.

21.           Documentary Stamps.  If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Notes or this Mortgage, or impose any other tax or charge on the same, the Mortgagor will pay for the same, with interest and penalties thereon, if any.

22.           Preservation of Rights.  No delay or omission on the Mortgagee’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Mortgagee’s action or inaction impair any such right or power.  The Mortgagee’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Mortgagee may have under other agreements, at law or in equity.  The Mortgagee may exercise any one or more of its rights and remedies without regard to the adequacy of its security.

23.           Illegality.  In case any one or more of the provisions contained in this Mortgage should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

24.          Changes in Writing.  No modification, amendment or waiver of any provision of this Mortgage nor consent to any departure by the Mortgagor therefrom will be effective unless made in a writing signed by the Mortgagee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Mortgagor in any case will entitle the Mortgagor to any other or further notice or demand in the same, similar or other circumstance.

25.           Entire Agreement.  This Mortgage (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Mortgagor and the Mortgagee with respect to the subject matter hereof.

26.           Survival; Successors and Assigns.  This Mortgage will be binding upon and inure to the benefit of the Mortgagor and the Mortgagee and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Mortgagor may not assign this Mortgage in whole or in part without the Mortgagee’s prior written consent and the Mortgagee at any time may assign this Mortgage in whole or in part; and provided, further, that the rights and benefits under the Paragraphs entitled “Environmental Matters”, “Inspection of Property” and “Indemnity” shall also inure to the benefit of any persons or entities who acquire title or ownership of the Property from or through the Mortgagee or through action of the Mortgagee (including a foreclosure, sheriffs or judicial sale).  The provisions of Paragraphs entitled “Environmental Matters”, “Inspection of Property” and “Indemnity” shall survive the termination, satisfaction or release of this Mortgage, the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure.

27.           Interpretation.  In this Mortgage, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation” and references to sections or exhibits are to those of this Mortgage; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Mortgage unless otherwise indicated.  Section headings in this Mortgage are included for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose.  If this Mortgage is executed by more than one party as Mortgagor, the obligations of such persons or entities will be joint and several.

28.   Indemnity.  The Mortgagor agrees to indemnify each of the Mortgagee, each legal entity, if any, which controls, is controlled by or is under common control with the Mortgagee and each of their respective directors, officers, employees and agents (the “Indemnified Parties”) and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable fees and charges of internal or external counsel with whom any Indemnified Party may consult and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with or arising out of the matters referred to in this Mortgage or in the other Loan Documents by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Mortgagor), whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Mortgagor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority, which arises out of or relates to this Mortgage, any other Loan Document, or the use of the proceeds of the Loans; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Mortgage, payment of any Obligations and assignment of any rights hereunder.  The Mortgagor may participate at its expense in the defense of any such action or claim.

29.   Governing Law and Jurisdiction.  This Mortgage has been delivered to and accepted by the Mortgagee and will be deemed to be made in the Commonwealth of Pennsylvania.  this mortgage will be interpreted and the rights and liabilities of the mortgagor and the mortgagee determined in accordance with the laws of the Commonwealth of Pennsylvania.  The Mortgagor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Mortgagee’s office indicated above is located; provided that nothing contained in this Mortgage will prevent the Mortgagee from bringing any action, enforcing any award or judgment or exercising any rights against the Mortgagor individually, against any security or against any property of the Mortgagor within any other county, state or other foreign or domestic jurisdiction.  The Mortgagor acknowledges and agrees that the venue provided above is the most convenient forum for both the Mortgagee and the Mortgagor.  The Mortgagor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Mortgage.

30.   WAIVER OF JURY TRIAL.  THE MORTGAGOR IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS MORTGAGE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS MORTGAGE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE MORTGAGOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Mortgagor acknowledges that it has read and understood all the provisions of this Mortgage, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ENVIRONMENTAL TECTONICS CORPORATION

ATTEST:	By:
(SEAL)
Print Name:	Print Name:

Title:	Title:

CERTIFICATE OF RESIDENCE

The undersigned certifies that the residence of the Mortgagee is 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312.

On behalf of the Mortgagee

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COMMONWEALTH OF PENNSYLVANIA	)
	)	ss:
COUNTY OF	)

On this, the _____ day of September, 2012, before me, a Notary Public, the undersigned officer, personally appeared _________________________________, who acknowledged himself/herself to be the ________________________________ of Environmental Tectonics Corporation, a Pennsylvania corporation, and that he/she, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

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EXHIBITS

A.	Legal Description

B.	Permitted Encumbrances

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Exhibit A

Legal Description

ALL THAT CERTAIN 5 acres tract of land as shown on Plan made for the Southampton Corporation, Situate in the Township of Upper Southampton, County of Bucks, Commonwealth of Pennsylvania, bounded and described as follows:

BEGINNING at a point a corner on the Southeasterly curb of James Way as shown on the above mentioned plan, said beginning point being measured along the Southeasterly curb line of James Way, South 52 degrees 18 minutes West 363.31 feet from the centerline of Jaymor Road; thence from the point of beginning and along remaining land now or late of the Southampton Corporation, South 05 degrees 18 minutes West 779.66 feet to a point a corner on the Northerly side of Pennsylvania Turnpike; thence along said side North 86 degrees 06 minutes 34 seconds West 102.57 feet to a point of curve; thence by a curve to the left in a Westerly direction having a radius of 3929.83 feet and for the arc distance of 102.88 feet to a point of tangency; thence still along Pennsylvania Turnpike, South 74 degrees 38 minutes 30 seconds West 51.80 feet to a point a corner, thence by the same South 85 degrees 38 minutes 30 seconds West 18.18 feet to a point a corner of remaining land now or late of the Southampton Corporation; thence along said land, North 10 degrees 00 minutes West 501.94 feet to a point a corner on the Southerly curb line of James Way aforesaid; thence along said curb line by a curve to the left in a Northeasterly direction having a radius of 1152.00 feet and for the arc distance of 264.76 feet to a point of tangency; thence by the same North 52 degrees 18 minutes East 260.52 feet to the point and place of beginning.

CONTAINING 5.00 Acres of land.

Being County Parcel Number 48-11-4-2

Being the same premises which Bucks County Industrial Development Corporation, a Pa. Corporation by Deed dated 10/22/1987 and recorded 10/27/1987 in Bucks County in Deed Book 2783 Page 834 conveyed unto Environmental Tectonics Corporation, a Pa. Corporation, in fee.

EXHIBIT B

Permitted Encumbrances

1.	Agreement as in Deed Book 1695 page 376.

2.	Rights granted to Philadelphia Electric Company as in Deed Books 1821 page 409 and 1955 page 103.

3.	Memorandum of Lease as in Deed Book 2016 page 606.